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Household Finance Corporation
Household Revolving Home Equity Loan
Revolving Home Equity Loan Asset Backed
Certificates - Series 1995-2
P & S Agreement Date:              Nov 1, 1995
Original Settlement Date:         Nov 21, 1995
Cusip Number of Class A-1 Certificates: 441919AG2
Cusip Number of Class A-2 Certificates:       N/A
Original Sale Balance:     $637,660,000





                                              Sum of 1/20/99 - 12/21/99
1999 AGGREGATE PAYMENTS                      Distribution Dates

Distribution Date                              Total 1999 (1)


Class A-1 Interest Distributed                      9,175,423.58

Investor Principal Distribution A-1                77,171,315.25


(1) These amounts represent cash
distributions paid by the trust during the 1999 calendar year.
      As such, they do not represent the
economic accrual of interest for tax
purposes.



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